Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-155973, 333- 165019, 333-179611) pertaining to the Grand Canyon Education, Inc. 2008 Equity Incentive Plan of our report dated February 21, 2012, with respect to the consolidated financial statements of Grand Canyon Education, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 19, 2013